Exhibit 99.1



              Frontier Financial Corporation Announces Purchase of
                         up to 11.3% Skagit State Bank

    EVERETT, Wash.--(BUSINESS WIRE)--Dec. 3, 2004--Frontier Financial Corporation (Nasdaq:FTBK) announced today the purchase of 80,000 shares (up to 11.3%) of Skagit State Bank stock, headquartered in Burlington, Washington. Frontier will make an initial purchase of 35,000 shares immediately representing 4.95% of Skagit's total shares outstanding as of December 31, 2003. Pending regulatory approval, a second purchase of 22,500 shares will be purchased in January 2005 representing an additional 3.2%, and a third purchase of 22,500 shares in July 2005 representing an additional 3.2% for a cumulative total ownership of 11.3%.
    John Dickson, Executive Vice President of Frontier Financial Corporation and Chief Executive Officer of Frontier Bank stated, "This is a great opportunity to invest in Skagit State Bank, a franchise with the number one deposit market share in Skagit County." Eight of the Skagit's thirteen offices are located within Skagit County, the county due north and contiguous to Frontier's headquarters. Frontier will not seek a seat on the board or involvement in Skagit State Bank's management. "We're making an investment," stated Mike Clementz, President and Chief Executive Officer of Frontier Financial Corporation.
    Skagit State Bank is publicly reported, however, it is not listed on a stock exchange. The purchase is similar to the one Frontier made in Washington Banking Company (WBCO), parent company to Whidbey Island Bank, headquartered in Oak Harbor, Washington. In 1996, prior to Washington Banking Company being traded on the Nasdaq market, Frontier purchased a stake in them from a private investor. Based on recent prices of WBCO, Frontier's compounded annual return on this investment has been in excess of 15%.
    In each installment, Frontier will pay cash for 50% of the Skagit State Bank stock and will exchange Frontier Financial Corporation's stock for the remaining 50%. The cash purchase price on each installment is $142 for each share of Skagit stock. The seller will receive 4.25 shares of Frontier (FTBK) for each share of Skagit (a fixed exchange). In total, the seller will receive 170,000 shares of FTBK and $5,680,000 in exchange for the 80,000 shares of Skagit. Based on consensus earnings per share estimate for Frontier of $2.53 for 2005, this transaction will be dilutive to consensus earnings per share by $.01, or less than one-half of one percent.
    Skagit State Bank began its operations in 1958 and is a state-chartered commercial bank with its headquarters in Burlington (Skagit County), Washington. The Bank provides a full range of banking services and products to both businesses and individuals through 13 full service banking offices located in Skagit, Whatcom, and Snohomish counties, including commercial real estate transactions and residential mortgage loans, deposit services and other general banking services.
    "Skagit State Bank is a very attractive franchise," stated Dickson. Based on September 30, 2004 call report information, Skagit State Bank had total assets of $488.3 million and total loans of $367.2 million. Their total deposits at the same date was $423.2 million, with $70 million or 16.5% representing non-interest bearing deposits. In addition, Skagit's year to date net income was $4.35 million, up $601 thousand or 16.0%, over September 30, 2004.
    Frontier is a Washington-based financial holding company providing financial services through its commercial bank subsidiary, Frontier Bank. Frontier offers a wide range of financial services to businesses and individuals in its market area, including investment and insurance products.

    CERTAIN FORWARD-LOOKING INFORMATION -- This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing Frontier of the protections of the safe harbor provisions of the PSLRA. The forward-looking statements contained herein are subject to factors, risks and uncertainties that may cause actual results to differ materially from those projected. The following items are among the factors that could cause actual results to differ materially from the forward-looking statements: general economic conditions, including their impact on capital expenditures; business conditions in the banking industry; recent world events and their impact on interest rates, businesses and customers; the regulatory environment; new legislation; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive standards; competitive factors, including increased competition with community, regional and national financial institutions; fluctuating interest rate environments; higher than expected loan delinquencies; and similar matters. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only at the date of this release. Frontier undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review the risk factors described in this and other documents Frontier files from time to time with the Securities and Exchange Commission, including Frontier's 2003 Form 10-K.

    CONTACT: Frontier Financial Corporation
             Michael J. Clementz, 360-598-8003
             or
             Frontier Bank
             John J. Dickson, 425-514-0700
             Lyle Ryan, 425-514-0700